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                                                                    EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the USA Waste Services, Inc. Registration Statements on Form S-4 (File Nos. 33-60103, 33-63981, and 333-02181), Registration Statements on Form S-3 (File Nos. 33-42988, 33-43809, 33-76226, 33-85018, and 333-00097), and Registration Statements on Form S-8 (File Nos. 33-43619, 33-72436, 33-84900, 33-84988, 33- 59807, 33-61621,
33-61625, and 33-61627), of our report dated May 23, 1996, on our audits of the supplemental consolidated financial statements of USA Waste Services, Inc. as of December 31, 1995 and 1994, and for the three years in the period ended December 31, 1995, which our report is included in this Current Report on Form 8-K/A, Amendment No. 2.



COOPERS & LYBRAND L.L.P.

Dallas, Texas
June 28, 1996